                                 Exhibit (21).


21. A list of all subsidiaries, the State or other jurisdiction of incorporation or organization of each, and the names under which the subsidiaries do business.

Name of                        State of
subsidiary                   Incorporation         Does business as
-------------------------------------------------------------------------------
Century Steel
Products, Inc.                 Virginia         Century Steel Products, Inc.


U.S. Insurance Brokers,        District of      U.S. Insurance Brokers, Inc.
Inc.                           Columbia

Scibal Associates, Inc.        New Jersey       Scibal Associates, Inc.